EXHIBIT 10.20

Marten Transport, Ltd.

Named Executive Officers’ Compensation Summary

On May 3, 2005, Marten Transport, Ltd.’s (the “Company’s”) Compensation Committee approved a 3% increase to the base salary, retroactive to April 1, 2005, for the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)), except for Randolph L. Marten, the Company’s Chairman, President and Chief Executive Officer, and Darrell D. Rubel, the Company’s Executive Vice President, Chief Financial Officer and Treasurer.  Effective April 1, 2005, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary

Randolph L. Marten	$400,000
(Chairman, President and Chief Executive Officer)

Darrell D. Rubel	$192,000
(Executive Vice President, Chief Financial Officer and Treasurer)

Robert G. Smith	$201,594
(Chief Operating Officer)

Timothy P. Nash	$201,594
(Executive Vice President of Sales and Marketing)

All other executive officers of the Company also received a 3% increase to their base salary, retroactive to April 1, 2005.

On May 3, 2005, the Compensation Committee also approved the following arrangement regarding use of the Company’s corporate aircraft by the Company’s executive officers.  If any executive officer uses the Company’s corporate aircraft for combined business/personal use under applicable IRS regulations, the Company will include in the executive officer’s taxable income the sum of the value of such personnel use in accordance with IRS regulations and the related income taxes on such value, which are paid by the Company.